EXHIBIT 5

                     LEGAL OPINION OF HOGAN & HARTSON L.L.P.

                                           December 31, 1999

Board of Directors
Troy Financial Corporation
32 Second Street
Troy, New York 12180

Re: Troy Financial Corporation Long-Term Equity Compensation Plan Registration Statement on Form S-8

Gentlemen:

                  We are acting as special counsel to Troy Financial Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed offering of up to 1,699,463 shares of the Company's common stock, par value $.0001 per share, all of which shares (the "Shares") are to be sold by the Company under the Company's Long-Term Equity Compensation Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.       An executed copy of the Registration Statement.

                  2. The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  4.       The Plan.

                  5. Resolutions of the Board of Directors of the Company adopted on July 29, 1999, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.


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                  This  opinion  letter is based as to  matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan have been duly authorized and, upon payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                  We hereby  consent  to the  filing of this  opinion  letter as
Exhibit 5 to the Registration Statement. In giving this opinion and consent, we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                             Very truly yours,

                                             /s/ HOGAN & HARTSON L.L.P.